SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – October 23, 2009

OMNICARE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-8269	31-1001351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky		41011
(Address of Principal Executive Offices)		(Zip Code)

(859) 392-3300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On October 23, 2009, Omnicare, Inc. (the “Company”) announced the appointment of John L. Workman as Executive Vice President and Chief Financial Officer of the Company. A copy of the press release issued by the Company on October 23, 2009 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Workman, age 58, has served as an Executive Vice President and Chief Financial Officer of HealthSouth Corporation, the nation’s largest provider of inpatient rehabilitative healthcare services, since 2004. From 1998 to 2004, Mr. Workman served in various senior executive positions at U.S. Can Company, including as its Chief Financial Officer from 1998 to 2002, as its Chief Operating Officer from 2002 to 2003 and as its Chief Executive Officer from 2003 to 2004. Prior to that, Mr. Workman spent 14 years with Montgomery Ward & Company, Inc. where he held a number of management and executive positions, including Controller, Chief Financial Officer and Chief Restructuring Officer.

On October 21, 2009, the Company entered into an employment agreement with Mr. Workman to serve as Executive Vice President and Chief Financial Officer of the Company. The initial term of Mr. Workman’s employment begins on November 18, 2009 and ends two years later; the term automatically extends for one additional year on each anniversary of November 18, 2009 unless the Company or Mr. Workman give prior written notice not to extend. Mr. Workman’s base salary is $675,000. His annual target bonus under the Company’s Annual Incentive Plan is 75% of his base salary. For 2010, his target bonus is guaranteed. The Company will pay Mr. Workman a cash bonus of $625,000 on the date that 2009 bonuses are paid to compensate him for amounts he would have earned in 2009 from his former employer and for his performance in 2009 for the Company.

In 2010, in accordance with the Company’s customary equity grant policy, Mr. Workman will receive a grant of restricted stock and/or stock options having a value of not less than $1.2 million. This award will be on such terms and conditions as determined by the Company’s compensation and incentive committee consistent with awards at such time granted to other senior executives. On the first day of his employment with the Company, Mr. Workman will receive a signing grant of $1.0 million of restricted stock vesting 10% per year over ten years. He will also be granted on such date $3.0 million of restricted stock vesting one-third per year over three years to compensate him for amounts he would have earned from his former employer. The Company will reimburse Mr. Workman for his reasonable relocation expenses and up to six months of temporary housing, and provide an additional $100,000 allowance for miscellaneous and incidental relocation expenses. Beginning in 2010, Mr. Workman will participate in a Company deferred compensation plan under which he will be credited with an annual contribution equal to 8% of his annual cash compensation. Each contribution vests in equal installments over a five-year period.

Upon termination of Mr. Workman by the Company without “cause” (as defined in his employment agreement) or by Mr. Workman following an uncured material breach by the Company of his employment agreement, Mr. Workman is entitled to 18 months of continued base salary, a pro rata bonus for the year of termination, full vesting of unvested deferred compensation and 18 months of continued health benefits. In addition, the $3.0 million restricted stock grant will vest in full and the next installment of the $1.0 million restricted stock grant scheduled to vest will vest on a pro rata basis.

Upon termination of Mr. Workman within 24 months following a “change in control” (as defined in the Company’s 2004 Stock and Incentive Plan as in effect on the date of the change of control event), by the Company without “cause” or by Mr. Workman following an uncured material breach by the Company of his employment agreement, he is entitled to a lump sum payment equal to 24 months salary plus two years of annual bonus payments, a pro rata bonus for the year of termination, full vesting of unvested deferred compensation and 24 months of continued health benefits. In addition, the $1.0 million and $3.0 million restricted stock grants will vest in full. In connection with a change in control, the Company will make Mr. Workman whole for any excise tax he may incur under Section 280G of the Internal Revenue Code.

Mr. Workman is subject to a non-competition and non-solicitation covenant for 18 months following his termination.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Omnicare, Inc. dated October 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Omnicare, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.

	By:	/s/ MARK G. KOBASUK
	Name:	Mark G. Kobasuk
	Title:	Vice President - General Counsel
Dated: October 23, 2009

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Omnicare, Inc. dated October 23, 2009.